Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Relating to Preliminary Prospectus dated December 6, 2011
Registration Statement No. 333- 173567
ISSUER FREE-WRITING PROSPECTUS DATED DECEMBER 6, 2011
PEAK RESORTS, INC.
          This free writing prospectus relates only to the initial public offering of common stock of Peak Resorts, Inc. and should be read together with the preliminary prospectus dated December 6, 2011 related to this offering, included in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-173567) (the “Preliminary Prospectus”). The following information supplements the information contained in the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in the securities. The most recent Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1517401/000095012311102033/c63465a6sv1za.htm.
          Revision to Prospectus Summary
          The second paragraph of the section titled “Our Company” in the Prospectus Summary on page 1 of the Preliminary Prospectus requires clarification. As corrected, the second paragraph follows:
          Combined, our ski areas had approximately 1.7 million skier visits in the 2009/2010 ski season and approximately 1.8 million skier visits in the 2010/2011 ski season, which we believe put us among the top U.S. companies in terms of number of skier visits during these seasons. We now operate more ski areas than any other company in the United States. Through development and acquisitions, our fiscal 2011 revenues have grown to approximately 305% of our fiscal 2006 revenues.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING RAYMOND JAMES TOLL FREE AT 800-248-8863.